PRICING SUPPLEMENT dated September 3, 2003

(To Offering Circular dated May 8, 2003)

CAPITAL ONE BANK

(a Bank organized pursuant to the Laws of Virginia)

Global Bank Notes

Issue of $600,000,000 5.75% Senior Global Bank Notes due 2010

UNDER THE U.S.$8,000,000,000 GLOBAL BANK NOTE PROGRAM

This document constitutes the Pricing Supplement relating to the issue of Notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the conditions set forth in the Offering Circular dated May 8, 2003. This Pricing Supplement is supplemental to and must be read in conjunction with such Offering Circular.

1.	Issuer:	Capital One Bank

2.	(i) Series Number:	3

	(ii) Tranche Number:	Not Applicable

3.	Specified Currency or Currencies (in the case of Dual Currency Notes):	USD

4.	Aggregate Principal Amount:	$600,000,000

5.	Original Issue Date and Interest Commencement Date:	September 8, 2003

6.	Stated Maturity Date:	September 15, 2010

7.	Status of the Notes:	Senior

8.	Interest Basis:	5.75 per cent Fixed Rate

9.	Redemption/Payment Basis:	Redemption at par

10.	Change of Interest or Redemption/Payment Basis:	Not Applicable

11.	Redeemable at Option of Issuer/Holder:	Not Applicable

12.	Issue Price:	99.964 per cent of the aggregate principal amount of the Notes

13.	Default Rate (if other than Interest Rate):	Not Applicable (Required only for listed issues)

14.	Authorized Denominations:	Minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof

15.	Listing:	None

16.	Method of distribution:	Syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

17.	Fixed Rate Note Provisions:	Applicable

	(i) Interest Rate(s):	5.75 per cent per annum payable semi-annually in arrears

	(ii) Interest Payment Date(s):	September 15 and March 15 (or the next Business Day) of each year commencing March 15, 2004 up to and including the Stated Maturity Date

	(iii) Day Count Convention:	30/360

	(iv) Interest Determination Date(s):	September 15 and March 15 (or the next Business Day) of each year

	(v) Other terms relating to the method of calculating interest for Fixed Rate Notes:	None

18.	Floating Rate Note Provisions:	Not Applicable

19.	Discount Note (including Zero Coupon Note) Provisions:	Not Applicable

20.	Index/Formula Linked Interest Note Provisions:	Not Applicable

21.	Dual Currency Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

22.	Redeemable at Option of Issuer:	Not Applicable

23.	Repayable at Option of Holders:	Not Applicable

	Holder’s Optional Repayment Date(s):	Not Applicable

GENERAL PROVISIONS APPLICABLE TO THE NOTES

24.	Form of Notes:

	(i) Bearer Notes:	Not Applicable

(ii) Registered Notes:

	— Registrar:	JP Morgan Chase Bank

	— Transfer Agent:	JP Morgan Chase Bank

	— Record Dates:	the 15th calendar day (whether or not a Business Day) next preceding the applicable Interest Payment Date

25.	Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including the right of the Issuer to forfeit the Notes and interest due on late payment:	Not Applicable

26.	Installment Notes:

	(i) Installment amount(s):	Not Applicable

	(ii) Installment date(s):	Not Applicable

27.	Other terms or specified conditions:	Not Applicable

28.	Talons for future Coupons or Receipts to be attached to Definitive Bearer Notes (and dates on which such Talons mature):	Not Applicable

29.	Details of any additional or different Paying Agents, Registrars, London Issuing Agents, Transfer Agents:	Not Applicable

DISTRIBUTION

30.	(i) If syndicated, names of Distribution Agents:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Barclays Capital Inc., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC.

(ii) Stabilization Manager (if any):

Citigroup Global Markets Inc.

The Stabilization Manager or any other person acting for the Stabilization Manager may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the Stabilization Manager or any agent of the Stabilization Manager to do this. Such stabilization, if commenced, may be discontinued at any time and must be terminated after a limited period. Such stabilization, if any, must comply with all applicable laws, regulations and rules.

31.	If non-syndicated, name of Distribution Agent:	Not Applicable

32.	Additional selling restrictions:	Not Applicable

OPERATIONAL INFORMATION

33.	CUSIP Code:	14040EHH8

34.	ISIN Code:	Not Applicable

35.	Common Code:	Not Applicable

36.	Clearing System(s):	DTC

37.	Delivery:	Delivery against payment

38.	Redenomination applicable:	Redenomination not applicable

39.	“Business Day” definition (if other than as defined in the Offering Circular):	Not Applicable

40.	Governing Law:	New York

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement.

Signed on behalf of the Issuer:

By:	/s/ STEPHEN LINEHAN
Duly authorized

REGISTERED GLOBAL NOTE

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE “DEPOSITARY”) TO CAPITAL ONE BANK (THE “BANK”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY AND, UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, IT MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY THE NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

THE OBLIGATION EVIDENCED BY THIS NOTE IS A DIRECT, UNCONDITIONAL, UNSECURED AND UNSUBORDINATED GENERAL OBLIGATION OF CAPITAL ONE BANK (THE “BANK”). THE OBLIGATIONS EVIDENCED BY THIS NOTE RANK PARI PASSU WITH ALL OTHER UNSECURED AND UNSUBORDINATED OBLIGATIONS OF THE BANK, EXCEPT OBLIGATIONS, INCLUDING ITS DOMESTIC (U.S.) DEPOSITS, THAT ARE SUBJECT TO ANY PRIORITIES OR PREFERENCES UNDER APPLICABLE LAW. THIS NOTE DOES NOT EVIDENCE A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (“FDIC”) OR ANY OTHER INSURER.

THIS NOTE IS ISSUABLE ONLY IN MINIMUM DENOMINATIONS OF US$100,000 AND INTEGRAL MULTIPLES OF US$1,000 IN EXCESS THEREOF. EACH OWNER OF A BENEFICIAL INTEREST IN THIS NOTE IS REQUIRED TO HOLD A BENEFICIAL INTEREST OF US$100,000 PRINCIPAL AMOUNT OR ANY INTEGRAL MULTIPLE OF US$1,000 IN EXCESS THEREOF OF THIS NOTE AT ALL TIMES.

No. R-	REGISTERED
CUSIP No.: 14040 EHH8

CAPITAL ONE BANK

GLOBAL BANK NOTE

(Registered Global Note)

ORIGINAL ISSUE DATE:	September 8, 2003	PRINCIPAL AMOUNT: $600,000,000

SPECIFIED CURRENCY:

MATURITY DATE:	September 15, 2010	☒ U.S. dollar

☒ FIXED RATE NOTE		☐ Other:

☐ FLOATING RATE NOTE

CAPITAL ONE BANK, a bank organized under the laws of the Commonwealth of Virginia (the “Bank”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal amount specified above as adjusted in accordance with Schedule 1 hereto, on the Maturity Date specified above (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon in accordance with the provisions set forth on the reverse hereof under the caption “Fixed Rate Interest Provisions,” as such provisions may be modified or supplemented by the terms and provisions set forth in the Pricing Supplement attached hereto (the “Pricing Supplement”), and (to the extent that the payment of such interest shall be legally enforceable) to pay interest at the Interest Basis specified in the Pricing Supplement on any overdue principal and premium, if any, and on any overdue installment or interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note (or any predecessor Note) is registered at the close of business on the fifteenth calendar day (whether or not a Business Day (as defined on the reverse hereof)) next preceding the applicable Interest Payment Date (unless otherwise specified in the Pricing Supplement) (each, a “Regular Record Date”); provided, however, that interest payable at Maturity (as defined on the reverse hereof) will be payable to the person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the holder as of the close of business on such Regular Record Date, and shall instead be payable to the person in whose name this Note (or any predecessor Note) is registered at the close of business on a special record date for the payment of such defaulted interest (the “Special Record Date”) to be fixed by the Registrar (as defined below), notice whereof shall be given by the Registrar to the holder of this Note not less than 15 calendar days prior to such Special Record Date.

This Note is one of a duly authorized issue of the Bank’s notes due from 30 days to 30 years or more from date of issue (the “Notes”). The Notes are issued in accordance with the Amended and Restated Global Agency Agreement, dated as of May 8, 2003 (the “Global Agency Agreement”), among the Bank and JPMorgan Chase Bank as paying agent (the “Domestic Paying Agent”) and as registrar (the “Registrar”), JPMorgan Chase Bank, London Branch, as paying agent (the “London Paying Agent”) and as issuing agent (the “London Issuing Agent”) and J.P. Morgan Bank Luxembourg S.A. as transfer agent (the “Transfer Agent”) and as paying agent (the “Luxembourg Paying Agent,” together with the Domestic Paying Agent and the London Paying Agent, the “Paying Agents,” and individually, a “Paying Agent”) and Kredietbank S.A. Luxembourgeoise as listing agent (the “Listing Agent”). The terms Domestic

Paying Agent, Registrar, London Paying Agent, London Issuing Agent, Luxembourg Paying Agent, Transfer Agent and Listing Agent shall include any additional or successor agents appointed in such capacities by the Bank.

The Bank shall cause to be kept at the office of the Registrar designated below a register (the register maintained in such office or any other office or agency of the Registrar, herein referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Bank shall provide for the registration of Notes issued in registered form and of transfers of such Notes. The Bank has initially appointed JPMorgan Chase Bank, acting through its principal office at 4 New York Plaza, 15th Floor, New York, New York 10004, as “Registrar” for the purpose of registering Notes issued in registered form and transfers of such Notes. The Bank reserves the right to rescind such designation at any time, and to transfer such function to another bank or financial institution.

The transfer of this Note is registrable in the Note Register, upon surrender of the Note for registration of transfer at the office or agency of the Registrar or any transfer agent maintained for that purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Registrar (or such transfer agent) duly executed by, the holder hereof or its attorney duly authorized in writing.

Payment of principal of, and premium, if any, and interest on, this Note due at Maturity will be made in immediately available funds upon presentation and surrender of this Note at the office of a Paying Agent maintained for that purpose; provided, that this Note is presented to such Paying Agent in time for such Paying Agent to make such payment in accordance with its normal procedures. Payments of interest on this Note (other than at Maturity) will be made by wire transfer to such account as has been appropriately designated to a Paying Agent by the person entitled to such payments.

Reference is made to the further provisions of this Note set forth on the reverse hereof and in the Pricing Supplement, which further provisions shall for all purposes have the same effect as if set forth at this place. In the event of any conflict between the provisions contained herein or on the reverse hereof and the provisions contained in the Pricing Supplement attached hereto, the latter shall control. References herein to “this Note,” “hereof,” “herein” and comparable terms shall include the Pricing Supplement attached hereto.

Unless the certificate of authentication hereon has been executed by the Registrar, by manual signature of an authorized signatory, this Note shall not be valid or obligatory for any purpose.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Bank has caused this Note to be duly executed.

CAPITAL ONE BANK

By:	/s/ Stephen Linehan
Name: Stephen Linehan
Title: Senior Vice President and Treasurer

Dated:

REGISTRAR’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the

within-mentioned Global Agency Agreement.

JPMORGAN CHASE BANK,

as Registrar

By:	/s/ Guy Marzella
Name: Guy Marzella
Title: Assistant Vice President

REVERSE OF NOTE

The Notes are issuable only in denominations of US$100,000 and integral multiples of US$1,000 in excess thereof (or equivalent denominations in other currencies, subject to any other statutory or regulatory minimums). This Note, and any Note issued in exchange or substitution herefor or in place hereof, or upon registration of transfer, exchange or partial redemption or repayment of this Note, may be issued only in an Authorized Denomination specified in the Pricing Supplement (or, if this Note is in definitive form, specified on the face hereof).

Unless otherwise provided herein (or in the Pricing Supplement), the principal of, and premium, if any, and interest on, this Note are payable in the Specified Currency indicated on the face hereof (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of debts).

JPMorgan Chase Bank shall initially act as domestic paying agent (the “Domestic Paying Agent”) and the Bank has initially appointed JPMorgan Chase Bank, London Branch, acting through its specified office in London as London paying agent (the “London Paying Agent”) and J.P. Morgan Chase Bank Luxembourg S.A. as Luxembourg paying agent (the “Luxembourg Paying Agent” and together with the Domestic Paying Agent and the London Paying Agent, the “Paying Agents,” and each individually, a “Paying Agent,” and such terms shall include any additional or successor paying agents appointed pursuant to the Global Agency Agreement (as defined on the face hereof)) in respect of the Notes. If this Note is in registered form, this Note may be presented or surrendered for payment, and notices, designations or requests in respect of payments with respect to this Note may be served, at the office or agency of any Paying Agent maintained for that purpose. The Bank may at any time rescind any designation of a Paying Agent, appoint any additional or successor Paying Agents or approve a change in the office through which a Paying Agent acts.

Fixed Rate Interest Provisions

The Bank will pay interest on each Interest Payment Date specified in the Pricing Supplement and on the Maturity Date or any Redemption Date (as defined below) or Holder’s Optional Repayment Date (as defined below) (each such Maturity Date, Redemption Date and Holder’s Optional Repayment Date and the date on which the principal or an installment of principal is due and payable by declaration of acceleration as provided herein being hereinafter referred to as a “Maturity” with respect to the principal repayable on such date), commencing on the first Interest Payment Date next succeeding the Original Issue Date specified on the face hereof (or if the Original Issue Date is between a Record Date and the Interest Payment Date immediately following such Record Date, on the Second Interest Payment Date following the Original Issue Date), at the Interest Rate per annum specified in the Pricing Supplement, until the principal hereof is paid or duly made available for payment.

Payments of interest hereon will include interest accrued from and including the most recent Interest Payment Date to which interest on this Note (or any predecessor Note) has been paid or duly provided for (or, if no interest has been paid or duly provided for, from and including the Original Issue Date) to but excluding the relevant Interest Payment Date or Maturity, as the case may be. Unless otherwise specified in the Pricing Supplement, if the Maturity Date specified on the face hereof falls more than one year from the Original Issue Date, interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months.

Unless otherwise provided herein, if any Interest Payment Date or the Maturity of this Note falls on a day which is not a Business Day, the related payment of principal of, or premium, if any, or interest on, this Note shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payments were due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity, as the case may be.

Additional Amounts

All payments of principal (and premium, if any) and interest with respect to this Note will be made without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by the United States or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by (i) the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in the United States or any political subdivision thereof). If a withholding or deduction at source is required, the Bank will (subject to certain limitations and exceptions set forth below) pay to the holder hereof on behalf of an owner of a beneficial interest herein (an “Owner”) who is a United States Alien (as defined below) such additional amounts (“Additional Amounts”) as may be necessary so that every net payment of principal (and premium, if any) or interest made to the holder hereof on behalf of such Owner, after such withholding or deduction, will not be less than the amount provided for in this Note with respect to such Owner’s interest; provided, however, that the Bank shall not be required to make any payment of Additional Amounts for or on account of:

(a) any tax, fee, duty, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such Owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Owner, if such Owner is an estate, trust, partnership or corporation) and the United States, including, without limitation, such Owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein, or (ii) the presentation of this Note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(b) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

(c) any tax, fee, duty, assessment or other governmental charge imposed by reason of such Owner’s past or present status as a personal holding company, foreign personal holding company, passive foreign investment company or controlled foreign corporation with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax;

(d) any tax, fee, duty, assessment or other governmental charge which is payable otherwise than by withholding from payments of principal or interest with respect to this Note;

(e) any tax, fee, duty, assessment or other governmental charge imposed on interest received by anyone who owns (actually or constructively) 10% or more of the total combined voting power of all classes of stock of the Bank;

(f) any tax, fee, duty, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal (and premium, if any) or interest with respect to this Note, if such payment can be made without such withholding by any other Paying Agent with respect to this Note;

(g) any tax, fee, duty, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder hereof or of such Owner, if such compliance is required by statute or by regulation of the United States Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(h) any tax, assessment or other governmental charge imposed as a result of such holder of the Notes or Coupon being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

(i) any tax, assessment or other governmental charge required to be imposed or withheld on a payment to an individual and such deduction or withholding is required to be made pursuant to any European Union Directive on the taxation of savings implementing the political agreement reached at the ECOFIN Council meeting of January 21, 2003 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(j) any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i);

nor shall Additional Amounts be paid to any holder of this Note on behalf of any Owner who is a fiduciary or partnership or other than the sole Owner to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or Owner would not have been entitled to payment of the Additional Amounts had such beneficiary, settlor, member or Owner been the sole Owner of this Note.

As used herein, the term “United States Alien” means any corporation, individual, fiduciary or partnership that for United States federal income tax purposes is a foreign corporation, nonresident alien individual, nonresident alien fiduciary of a foreign estate or trust, or foreign partnership one or more members of which is a foreign corporation, nonresident alien individual or nonresident alien fiduciary of a foreign estate or trust.

Whenever in this Note there is mentioned, in any context, the payment of the principal of (or premium, if any) or interest on, or in respect of, this Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for herein to the extent that, in such context, Additional Amounts are, were or would be payable in respect hereof pursuant to the provisions of this Note and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as including Additional Amounts in those provisions hereof where such express mention is not made.

Except as specifically provided herein (or in the Pricing Supplement) (i) neither the Bank nor any Paying Agent shall be required to make, any payment with respect to any tax, fee, duty, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein; (ii) a Paying Agent on behalf of the Bank shall have the right, but not the duty, to withhold from any amounts otherwise payable to a holder of this Note such amount as is necessary for the payment of any such taxes, fees, duties, assessments or other governmental charges; and (iii) if such an amount is withheld, the amount payable to the holder of this Note shall be the amount otherwise payable reduced by the amount so withheld.

The Bank may redeem this Note in whole but not in part at any time at a redemption price equal to the principal amount hereof, together with accrued interest to but excluding the date fixed for redemption, if the Bank shall determine, based upon a written opinion of independent counsel selected by the Bank, that as a result of any change in or amendment to the laws (or any regulations or rulings promulgated hereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in application or official interpretation of any such laws, regulations or rulings, which amendment or change is effective on or after the Original Issue Date, the Bank would be required to pay Additional Amounts on the occasion of the next payment due with respect to such Note.

Notice of intention to redeem this Note, in whole but not in part, pursuant to the immediately preceding paragraph will be given to the registered holder of this Note at least once not less than 30 days nor more than 60 days prior to the date fixed for redemption, provided that at the time notice of such redemption is given, such obligation to pay such Additional Amounts remains in effect and cannot be avoided by the Bank’s taking reasonable measures available to it. From and after any redemption date, if monies for the redemption of this Note shall have been made available for redemption on such redemption date, this Note shall cease to bear interest and the only right of the holder of this Note shall be to receive payment of the principal amount hereof and all unpaid interest accrued to such redemption date.

Notwithstanding the foregoing, to the extent then required under or pursuant to applicable capital regulations, this Note may not be redeemed by the Bank prior to the Maturity Date pursuant to the provisions set forth in this section entitled “Additional Amounts”, without the prior written consent of the Federal Reserve Board.

Events of Default, Acceleration of Maturity

In respect of this Subordinated Note, the occurrence of any of the following events (whatever the reason for such and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall constitute an “Event of Default” with respect to this Note:

(i) the Bank shall consent to the appointment of a receiver or other similar official (other than a conservator) in any liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of the property of the Bank; or

(ii) a court or other governmental agency or body having jurisdiction in the premises shall enter a decree or order for the appointment of a receiver or other similar official (other than a conservator) in any liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of the property of the Bank, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days.

If an Event of Default shall occur and be continuing, the registered holder of this Note may declare the principal amount of, and accrued interest and premium, if any, on, this Note due and payable immediately by written notice to the Bank. Upon such declaration and notice, such principal amount (and premium, if any) and accrued interest shall become immediately due and payable. Any Event of Default with respect to this Note may be waived by the registered holder of this Note.

The indebtedness of the Bank evidenced by this Note, including the principal (and premium, if any) and interest (including any Additional Amounts), shall be, and the registered holder of this Note, by its acceptance hereof, agrees that the indebtedness of the Bank evidenced by this Note, including the principal (and premium, if any) and interest (including any Additional Amounts) is, unsecured and subordinate and junior in right of payment to the Bank’s obligations to its depositors, the Bank’s obligations under bankers’ acceptances and letters of credit, and the Bank’s obligations to its other creditors, including its obligations to any Federal Reserve Bank and the Federal Deposit Insurance Corporation (the “FDIC”) (except for obligations to the FDIC arising under provisions of Section 1815(e) of Title 12 of the United States Code) and any rights acquired by the FDIC as a result of loans made by the FDIC to the Bank or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of Section 1823(c) or (d) of Title 12 of the United States Code, whether now outstanding or hereafter incurred, in that in case of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Bank, whether voluntary or involuntary, all such obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of (and premium, if any) or interest on this Note. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the holder of this Note, together with the holders of any obligations of the Bank ranking on a parity with this Note, shall be entitled to be paid from the remaining assets of the Bank the unpaid principal thereof (and unpaid premium, if any) and interest with respect to this Note and such other obligations, before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Bank ranking junior to this Note. Nothing herein shall impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of (and premium, if any) and any interest on this Note in accordance with its terms.

This Note and any Subordinated Notes issued subsequently hereto pursuant to the Offering Circular, will rank pari passu among themselves and pari passu, in the event of a liquidation or similar proceeding with respect to the Bank, whether voluntary or involuntary, with all other present or future unsecured subordinated debt obligations of the Bank, except any unsecured subordinated debt which may be expressly stated to be subordinated to this Note.

Notwithstanding any other provisions of this Note, including specifically those set forth in the paragraphs relating to subordination, Events of Default and covenants of the Bank, it is expressly understood and agreed that the FDIC or any receiver or conservator of the Bank shall have the right in the performance of his legal duties, and as part of any transaction or plan of reorganization or liquidation designed to protect or further the continued existence of the Bank or the rights of any parties or agencies with an interest in, or claim against, the Bank or its assets, to transfer or direct the transfer of the obligations represented by this Note to any state bank, national banking association, or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal (and premium, if any) and interest on this Note and the due and punctual performance of all covenants and conditions contained herein; and that the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Note, and shall serve to return the holder hereof to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal (and premium, if any) previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the holder of this Note, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with interest from its original due date at the rate provided for herein.

This Note contains no limitation on the amount of senior debt, deposits or other obligations that rank senior to this Note that may be hereafter incurred or assumed by the Bank.

Miscellaneous

As used herein, “Business Day” means, unless otherwise specified in the Pricing Supplement), a day which is both a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in The City of New York, McLean, Virginia, and London. As used herein, “London Business Day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in London.

Any action by the holder of this Note shall bind all future holders of this Note, and of any Note issued in exchange or substitution hereof or in place hereof, in respect of anything done or permitted by the Bank or by the Paying Agents in pursuance of such action.

In case any Note shall at any time become mutilated, defaced, destroyed, lost or stolen, and such Note or evidence of the loss, theft or destruction thereof satisfactory to the Bank and the Registrar or London Issuing Agent, as the case may be, and such other documents or proof as may be required by the Bank and the Registrar or London Issuing Agent, as the case may be, shall be delivered to the Registrar or London Issuing Agent, as the case may be, the Registrar or London Issuing Agent, as the case may be, shall issue a new Note of like tenor and principal amount, having a serial number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note or in lieu of the Note destroyed, lost or stolen but, in the case of any destroyed, lost or stolen Note, only upon receipt of evidence satisfactory to the

Bank and the Registrar or London Issuing Agent, as the case may be, that such Note was destroyed, stolen or lost, and, if required, upon receipt of indemnity satisfactory to the Bank and the Registrar or London Issuing Agent, as the case may be. Upon the issuance of any substituted Note, the Bank may require the payment of a sum sufficient to cover all expenses and reasonable charges connected with the preparation and delivery of a new Note. If any Note which has matured or has been redeemed or repaid or is about to mature or to be redeemed or repaid shall become mutilated, defaced, destroyed, lost or stolen, the Bank may, instead of issuing a substitute Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Note) upon compliance by the holder with the provisions of this paragraph.

No recourse shall be had for the payment of principal of (and premium, if any) or interest on, this Note for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Bank or of any successor organization, either directly or through the Bank or any successor organization, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

The Notes are issued in accordance with the Global Agency Agreement. The Notes, and any receipts or interest coupons appertaining thereto, may be amended by the Bank, and the Global Agency Agreement may be amended by the parties thereto, (i) for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein, (ii) to make any further modifications of the terms of the Global Agency Agreement necessary or desirable to allow for the issuance of any additional Notes (which modifications shall not be materially adverse to holders of outstanding Notes) or (iii) in any manner which the Bank (and, in the case of the Global Agency Agreement, the parties thereto) may deem necessary or desirable and which shall not materially adversely affect the interests of the holders of the Notes, or any receipts, talons or interest coupons appertaining thereto, to all of which each holder of Notes, receipts, talons or interest coupons shall, by acceptance thereof, be deemed to have consented; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (1) change the Maturity Date with respect to any Note or reduce or cancel the amount payable at Maturity; (2) reduce the amount payable or modify the payment date for any interest with respect to any Note or vary the method of calculating the rate of interest with respect to any Note; (3) reduce any Minimum Interest Rate and/or Maximum Interest Rate with respect to any Note; (4) modify the currency in which payments under any Note and/or any receipts, coupons or talons appertaining thereto are to be made; (5) change the obligation of the Bank to pay Additional Amounts with respect to Notes, receipts, talons or coupons; or (6) reduce the percentage in principal amount of outstanding Notes the consent of the holders of which is necessary to modify the provisions of the Notes or to waive any future compliance or past default. Any instrument given by or on behalf of any holder of a Note in connection with any consent to any such modification, amendment or waiver shall be irrevocable once given and shall be conclusive and binding on all subsequent holders of such Note. Any modifications, amendments or waivers to this Agreement or the provisions of the Notes, receipts, talons or coupons shall be conclusive and binding on all holders of Notes, receipts, talons or coupons, whether or not notation of such modifications, amendments or waivers is made upon the Notes, receipts, talons or coupons. It will not be necessary for the consent of the holders of Notes to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.

No provision of this Note shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay principal of (and premium, if any) and interest on, and any Additional Amounts with respect to, this Note in the Specified Currency indicated on the face hereof (or, as provided herein, in the equivalent in U.S. dollars) at the times, places and rate herein prescribed.

No service charge shall be made to a holder of this Note for any transfer or exchange of this Note, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

If this Note is in registered form, prior to due presentment of this Note for registration of transfer, the Bank, Domestic Paying Agent, Registrar, London Paying Agent, Luxembourg Paying Agent, Transfer Agent and Listing Agent (collectively, together with any successors thereto, the “Agents”) or any agent of the Bank or the Agents may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Bank, the Agents nor any such agent shall be affected by notice to the contrary except as required by applicable law.

All notices to the Bank under this Note shall be in writing and addressed to the Bank at Capital One Bank, 1680 Capital One Drive, McLean, Virginia 22102, USA, Attention: Treasurer; telephone: (703) 8751000; and facsimile: (703) 875-1099 or to such other address of the Bank as the Bank may notify the holders of the Notes.